EXHIBIT 99.1

Hoku Corporation Reports Fourth Quarter and Fiscal Year 2010 Results

HONOLULU, HI, May 26, 2010 – Hoku Corporation (NASDAQ: HOKU), a clean energy products and services company, today announced its financial results for the fourth quarter and fiscal year ended March 31, 2010, and provided a general update on its business.

Financial Results

Revenues for the quarters ended March 31, 2010 and 2009 were $776,000 and $112,000, respectively. Revenue for the fiscal year ended March 31, 2010 was $2.6 million compared to $5.0 million for fiscal 2009.  All revenue in fiscal 2010 and 2009 was derived from photovoltaic, or PV, system installations and related services, the sale of electricity, and the resale of solar inventory. As of March 31, 2010 and 2009, deferred revenue of $6,000 and $784,000, respectively, were attributable to PV system installation and related service contracts.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter ended March 31, 2010 was $2.0 million, or $0.04 per diluted share, compared to $904,000, or $0.04 per diluted share, for the same period in fiscal 2009. GAAP net loss for the fiscal year ended March 31, 2010 was $5.4 million, or $0.23 per diluted share, compared to $3.0 million, or $0.15 per diluted share, for fiscal 2009.

Non-GAAP net loss for the quarter ended March 31, 2010 was $1.8 million, or $0.03 per diluted share, compared to $634,000, or $0.03 per diluted share, for the same period in fiscal 2009. Non-GAAP net loss for the quarters ended March 31, 2010 and 2009 excludes non-cash stock-based compensation of $206,000 and $270,000, respectively. Non-GAAP net loss for the fiscal year ended March 31, 2010 was $4.6 million, or $0.19 per diluted share, compared to $1.7 million, or $0.09 per diluted share, for fiscal 2009. Non-GAAP net loss for fiscal 2010 and 2009 exclude non-cash stock based compensation of $830,000 and $1.2 million, respectively. The accompanying schedules provide a reconciliation of net loss and net loss per share computed on a GAAP basis to net loss and net loss per share computed on a non-GAAP basis.

Scott Paul, president and chief executive officer of Hoku Corporation, said, "Fiscal 2010 was a transformative year for Hoku as we continued investing in both our polysilicon and PV system installation businesses. During the last fiscal year, we recapitalized the company through a strategic financing transaction with Tianwei New Energy, and we nearly doubled the amount of PV installed by Hoku Solar on a year-over-year basis.”

Mr. Paul continued, “In Idaho, despite some delays due to the timing of our financing, Hoku Materials recorded $83 million in construction progress during fiscal 2010 and – thanks to the support of our customers, vendors and partners – ended the fiscal year in position to conduct a polysilicon production demonstration, which we completed successfully in April.”

Mr. Paul said, “In Hawaii, Hoku Solar commissioned more than a megawatt of PV systems during fiscal 2010, with the majority of these installed systems remaining under our management via power purchase agreements. In addition, we added new product lines to the broad range of off-the-shelf solar technologies that we offer our commercial and industrial customers, and we continued building both our system integration and project development expertise.”

“In short, we were able to make continued progress in both our solar business units during the past fiscal year,” said Mr. Paul. “Looking ahead, we plan to commence commercial shipments of polysilicon in the third quarter of calendar 2010, and expect to reach a total polysilicon production capacity of 4,000 metric tons by the end of March 2011.”

Reflecting on Hoku’s financial performance during the past fiscal year, Mr. Paul said, “Although our year-end revenue numbers are lower in fiscal 2010 than in fiscal 2009, in fact we installed nearly twice as much PV on a year-over-year basis. The revenue difference is primarily due to the ownership structure of the nearly one-megawatt project we completed earlier in fiscal 2010 for the State of Hawaii Department of Transportation. Because these systems were financed and constructed under a series of power purchase agreements, and because Hoku Solar is a co-owner of the systems, we were unable to recognize revenue from the sale of these projects. However, because we do have a long-term ownership interest in these projects, we expect to derive revenue from the sale of electricity to the State of Hawaii during the 20-year term of our power purchase agreements.”

Commenting on the higher loss in fiscal 2010, Mr. Paul said, “Our losses increased primarily due to fourth quarter preparations for our recently-completed pilot production runs, and due to payments to Idaho Power for reserve power capacity in advance of our plant start-up.”

Regarding the company’s financing and liquidity, Mr. Paul said, “To date, Tianwei has invested more than $129 million of its own capital in Hoku. In addition, they have provided collateral support for the $20 million in debt financing from China Merchants Bank we announced earlier today. During the past fiscal year, this investment by Tianwei helped address much of the immediate financing risk for our Hoku Materials polysilicon plant, and it allowed us to work with our vendors and partners to develop payment plans which were both achievable and fair. As a result, we have systematically improved our balance sheet, reducing our payables by two-thirds over the last quarter alone.”

Mr. Paul concluded, “To reach our goals for the upcoming fiscal year, we are working closely with Tianwei to identify appropriate sources for our remaining financing. Importantly, though, while we plan to adjust the scale and pace of our construction efforts and production ramp to match the timing of receipt of these additional funds, we remain on track today, and we continue to expect that we will meet all of our contractual customer shipment obligations.”

Business Updates

Hoku Materials Polysilicon Plant Update

Commenting on the Company's polysilicon subsidiary, Hoku Materials, Inc., Mr. Paul said, "Having successfully completed our polysilicon production demonstration, we are now engaged in the next phase of construction which will bring us to commercial production. But, the importance of the demonstration milestone cannot be overstated. Operating our plant allowed us to validate our systems, processes and operator training, and gave us an opportunity to qualify some prospective trichlorosilane suppliers during actual production runs.”

Hoku noted that the completion of its polysilicon demonstration had also been helpful in providing access to additional financing for the project. The Company reported that, subsequent to the successful testing, it had entered into a $20 million credit agreement with the New York branch of China Merchants Bank Co., Ltd.; a loan which had been guaranteed by Hoku’s majority shareholder, Tianwei New Energy Holdings Co., Ltd. Hoku said it planned to use these funds to initiate shipment of additional process equipment, to pay certain key vendors, and to support ongoing construction, hiring, and operations at its Pocatello facility.

“While the exact length of this phased construction will be driven by the timing of receipt of our remaining financing, we currently expect to commence commercial production of polysilicon in the third quarter of calendar year 2010,” said Mr. Paul. “We plan to continue on-site construction while we are producing polysilicon, and expect to complete the installation of all 28 planned polysilicon reactors by December 2010. We plan to commission the on-site reactors on a rolling basis throughout the second half of this fiscal year.”

Hoku Materials Customers and Financing

Hoku confirmed that it had contracted future revenue from the sale of up to $1.7 billion of polysilicon to six leading solar companies in China. “During the past fiscal year, we worked closely with each of our customers to ensure that the terms and conditions of our seven long-term polysilicon sales agreements remained favorable to all parties,” said Mr. Paul. “In some cases, this has involved repositioning or restructuring the contracts to account for changing market conditions and the revisions to Hoku’s ramp-up schedule. Nevertheless, I believe the stability of our customer base reflects the strength of these partnerships.”

Hoku said it was in continuing discussions with Wuxi Suntech Power Co., Ltd. about a potential contract amendment. “We value Suntech as a long-term partner and customer and will continue to work closely with them to make the required adjustments to our sales agreement,” said Mr. Paul. “However, for the purposes of financing our plant, we are no longer counting on the remaining $30 million in contractual prepayment commitments provided for under our existing contract with Suntech. That said, considering the $20 million investment Suntech made in our common stock during calendar year 2008 and their willingness to work with us, we remain confident that we will find a mutually-beneficial way forward."

Excluding Suntech’s remaining prepayment commitments of $30 million, Hoku's customers have committed to make $148 million in contractual prepayments, $130 million of which has been paid to date. In addition, Hoku has contributed $41 million of its available cash. Thus, considering Tianwei's $50 million in converted equity, the $70 million in debt financing received to date, and assuming that all of Hoku's customers meet their future prepayment commitments in full, Hoku has secured approximately $309 million in financing.

Commenting on the financing for Hoku Materials’ polysilicon project, Mr. Paul said, “We estimate the total cost of the 4,000 metric ton plant will be between $390 million and $410 million, meaning that we will need to secure a total of approximately $81 million in additional financing during this fiscal year in order to achieve our 4,000 metric ton production capacity targets.”

Mr. Paul clarified these requirements further, saying, “We believe that the total investment required to reach initial commercial production is approximately $340 million. Thus, since we have a total of approximately $291 million in cash already invested or in-hand, and since we expect to receive approximately $6 million in additional pre-payments prior to our initial commercial production, we are looking at near-term financing of approximately $43 million in order to initiate partial commercial operations. Our annualized production capacity during this phase is expected to be approximately 2,500 metric tons.”

“Tianwei continues to support our efforts to find appropriate financing,” Mr. Paul continued. “The additional $20 million loan we received this week on very favorable terms from China Merchants Bank was only made possible with Tianwei’s collateral support. Tianwei had no contractual obligation to provide that support, and this is a very strong indication of their long-term commitment to Hoku. Thus, while near-term receipt of additional funds will be critical to our achieving our stated goals, with Tianwei’s support, we are confident that we will be able to secure the necessary financing in a timely manner. We expect that this financing will come primarily from debt sources; however, we can’t rule out the sale of equity. ”

Hoku Solar Update

Commenting on Hoku Solar, Inc., Mr. Paul said, "Hoku Solar is well-positioned as a leading solar installer in Hawaii and remains focused on the turnkey delivery of industrial, institutional and utility-scale PV projects throughout the state.”

“Our total annual PV installations increased from approximately 600 kilowatts in fiscal 2009 to over 1,100 kilowatts in fiscal 2010,” said Mr. Paul. “Looking ahead, we see an opportunity in fiscal 2011 to continue growing Hoku Solar’s market share in Hawaii, even as we explore the expansion of our project development efforts to other markets in the continental U.S. and beyond. To that end, we plan to continue working with Tianwei and other potential partners on the possibility of creating a fund of up to $50 million, which would be used to finance PV systems developed by Hoku Solar.”

Financial Guidance

Commenting on expected revenues in fiscal 2011, Mr. Paul said, “For Hoku Materials, the exact timing of receipt of funds to complete construction will impact our production output, and the final resolution of our contract amendment discussions with Suntech will impact our sales volume. For Hoku Solar, the long sales cycle and often extended development schedules for PV projects makes it difficult to predict our sales in any given period.  As such, we are not prepared to give revenue guidance at this time.  That said, depending on the exact timing of our polysilicon ramp-up and the commencement of commercial shipments, and our relatively low fixed cost for Hoku Solar, we are aiming to break even, or achieve profitability this fiscal year.”

Summary

Mr. Paul summarized the Company's prospects saying, "We see fiscal 2011 as Hoku’s year to execute. We have made a considerable investment in our solar and polysilicon businesses over the past few years and believe that we are poised to realize the benefits of these efforts. With Tianwei’s continuing support, we expect positive growth in both our polysilicon and PV installation businesses during the coming fiscal year and beyond.  I look forward to announcing the successful achievements of key milestones along the way."

Conference Call Information

Hoku Corporation has scheduled a conference call on Wednesday, May 26, 2010 at 5:00 p.m., Eastern Time, to discuss results for the Company's fourth quarter and fiscal year 2010 ended March 31, 2010 and the Company's business outlook. All interested parties are invited to call-in. To participate, please call (877) 312-8619. A live webcast can also be accessed by going directly to the Company's website at www.hokucorp.com and selecting the conference call link on the home page. A playback of the webcast will be available on the Company's website until the Company's conference call to discuss its financial results for its first quarter fiscal year 2011.

About Hoku Corporation

Hoku Corporation (NASDAQ: HOKU) is a diversified clean energy products and services company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and provides related services. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information, visit www.hokucorp.com.

Hoku, Hoku Solar, and the Hoku Corporation logo are trademarks of Hoku Corporation, and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

©Copyright 2010, Hoku Corporation, all rights reserved.

Contacts for Hoku Corporation:

Hoku Corporation
Tel: 808-682-7800
Email: ir@hokucorp.com

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These forward looking statements include statements about the Company’s future growth, financing of the completion and operations of its polysilicon facility, the timing and completion of polysilicon facility milestones, the timing of the commencement of commercial production of polysilicon and the ramp of the commercial production, the Company’s fiscal year 2011 profitability, growth in the Hoku Solar’s PV installations in fiscal year 2011, and the creation of a fund to finance PV installations. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include the Company’s ability to secure additional financing necessary to complete its planned polysilicon production facility in Pocatello, Idaho; the Company’s receipt, if at all, of $18.1 million in customer prepayments based on agreed-upon schedules and contingent upon the Company meeting certain milestones under its current polysilicon supply agreements; the Company's ability to negotiate an amendment to its polysilicon supply agreement with Suntech Power Co., Ltd., and to avoid Suntech's termination of that agreement; the Company’s ability to meet its polysilicon delivery commitments under certain supply agreements; the Company’s ability to ramp its production capacity for manufacturing in fiscal year 2011 in accordance with its operating plan; the Company’s ability to commission its planned chemical plant and produce trichlorosilane (TCS) in the first calendar quarter of calendar 2011, if at all; the Company’s ability to install PV systems in Hawaii, including securing financing for such installations; and the risks, uncertainties and other factors disclosed in the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in the Company’s filings with the Securities and Exchange Commission, as applicable. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement its financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net loss and net loss per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses FASB ASC 718 to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of FASB ASC 718 are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net loss and non-GAAP net loss per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, and sales, general and administrative expense), it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
Service and license revenue	$776	$68	$2,606	$4,390
Product revenue	-	44	-	567
Total revenue	776	112	2,606	4,957

Cost of service and license revenue (1)	623	54	2,112	3,240
Cost of product revenue	-	39	-	465
Total cost of revenue	623	93	2,112	3,705

Gross margin	153	19	494	1,252

Operating expenses:
Selling, general and administrative (1)	2,478	1,120	6,573	4,548

Total operating expenses	2,478	1,120	6,573	4,548

Loss from operations	(2,325)	(1,101)	(6,079)	(3,296)

Interest and other income	243	197	561	284

Net loss	(2,082)	(904)	(5,518)	(3,012)
Net loss attributable to noncontrolling interest	(51)	-	(86)	(50)

Net loss attributable to Hoku Corporation	$(2,031)	$(904)	$(5,432)	$(2,962)

Basic net loss per share attributable to Hoku Corporation	$(0.04)	$(0.04)	$(0.23)	$(0.15)

Diluted net loss per share attributable to Hoku Corporation	$(0.04)	$(0.04)	$(0.23)	$(0.15)

Shares used in computing basic net loss per share	54,544,918	20,994,542	23,548,244	20,325,433

Shares used in computing diluted net loss per share	54,544,918	20,994,542	23,548,244	20,325,433

__________
(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$-	$5	$8	$14
Selling, general and administrative	206	265	830	1,202

HOKU CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,
	2010	2009
Assets
Cash and cash equivalents	$6,962	$17,383
Accounts receivable	249	420
Inventory	894	1,549
Costs of uncompleted contracts	93	108
Prepaid expenses	856	226

Total current assets	9,054	19,686

Deferred cost of debt financing	1,175	-
Property, plant and equipment, net	287,975	204,525
Total assets	$298,204	$224,211

Liabilities and Equity
Accounts payable and accrued expenses	$22,660	$38,191
Deferred revenue	6	784
Deposits – Hoku Solar	-	158
Deposits – Hoku Materials	16,184	375
Other current liabilities	204	446

Total current liabilities	39,054	39,954

Notes payable- net	37,709	-
Long-term debt (Deposits – Hoku Materials)	110,816	133,625

Total liabilities	187,579	173,579

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized 5,000,000 shares; no shares issued	-	-
outstanding as of March 31, 2010 and 2009
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and	54	21
outstanding 54,853,677 and 21,092,079 shares as of March 31, 2010 and 2009, respectively
Warrant for 10,000,000 shares of common stock	12,884	-
Additional paid-in capital	114,748	65,780
Accumulated deficit	(20,601)	(15,169)

Total Hoku Corporation stockholders’ equity	107,085	50,632
Noncontrolling interest	3,540	-
Total equity	110,625	50,632
Total liabilities and equity	$298,204	$224,211

HOKU CORPORATION AND SUBSIDIARIES

Reconciliations from GAAP Net Loss and GAAP Net Loss per share to Non-GAAP Net Loss and Non-GAAP Net Loss per share
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
GAAP net loss	$(2,031)	$(904)	$(5,432)	$(2,962)
Stock-based compensation expense	206	270	830	1,216

Non-GAAP net loss	$(1,825)	$(634)	$(4,602)	$(1,746)

GAAP basic net loss per share	$(0.04)	$(0.04)	$(0.23)	$(0.15)
Basic stock-based compensation expense per share	0.01	0.01	0.04	0.06

Non-GAAP basic net loss per share	$(0.03)	$(0.03)	$(0.19)	$(0.09)

GAAP diluted net loss per share	$(0.04)	$(0.04)	$(0.23)	$(0.15)
Diluted stock-based compensation expense per share	0.01	0.01	0.04	0.06

Non-GAAP diluted net loss per share	$(0.03)	$(0.03)	$(0.19)	$(0.09)